Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com
DynCorp International Inc. Announces First Quarter Fiscal 2009 Results
•	Revenue increased to $716.8 million or 30.6% over Q1 FY08

•	Earnings per share increased to $0.32 or 45.5% over Q1 FY08

•	Adjusted EBITDA increased 27.1% to $56.4 million
Falls Church, Va. — August 6, 2008 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical technical services to civilian and military government agencies, today announced results for its first quarter of fiscal year 2009 ended July 4, 2008.
First Quarter 2009 Results Compared to First Quarter 2008
Revenue for the first quarter of fiscal year 2009 was $716.8 million, a 30.6% increase over revenue of $548.7 million for the first quarter of fiscal year 2008. Operating income was $40.0 million in the first quarter of fiscal year 2009 compared to $31.7 million in the first quarter of fiscal year 2008, a 26.3% increase. Earnings per share increased from $0.22 for the first quarter of fiscal year 2008 to $0.32 per share for the first quarter of fiscal year 2009.
“I am pleased with this quarter’s results, in terms of revenue growth, profitability and program execution,” said William L. Ballhaus, President and Chief Executive Officer of DynCorp International. “Looking forward, I expect continued positive program performance and revenue growth from a robust new business pipeline.”
Revenue for the International Security Services (ISS) segment for the first quarter of fiscal year 2009 increased to $405.4 million, up $116.7 million or 40.4% as compared to the first quarter of fiscal year 2008. ISS revenue, which represented 57% of Company revenue in the first quarter of fiscal year 2009, benefited from the ramp-up of the recently awarded Army Intelligence and Security Command contract to Global Linguist Solutions LLC (GLS), a joint venture with McNeil Technologies, as well as increases in law-enforcement and security services contracts in Palestine, Liberia, Haiti and Qatar. Additionally, new contracts associated with training services for the Afghan military also contributed to ISS revenue growth.

Revenue for the Logistics and Construction Management (LCM) segment for the first quarter of fiscal year 2009 increased to $93.5 million, up $30.3 million, or 48.1% as compared to the first quarter of fiscal year 2008. LCM revenue, which represented 13% of Company revenue in the first quarter of fiscal year 2009, benefited from new peacekeeping work in the Philippines and Somalia, and increases in revenue from various construction projects in Africa and Afghanistan.
Revenue for the Maintenance and Technical Support Services (MTSS) segment which represented 30% of Company revenue in the first quarter of fiscal year 2009, increased to $218.0 million for the first quarter of fiscal year 2009, up $21.1 million, or 10.7%, from the comparable period in fiscal year 2008. MTSS experienced continued strong demand for support of the Mine Resistant and Ambush Protected (MRAP) vehicle program, increases in equipment demand in our Life Cycle Contractor Support programs and new work in our Field Service Operations.
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization adjusted for the impact of severance related expenses) in the first quarter of fiscal year 2009 increased 27.1%, to $56.4 million, as compared to $44.4 million in the first quarter of fiscal year 2008. This increase was driven by strong revenue growth combined with selling, general and administrative expense efficiencies implemented during the quarter net of higher cost of sales relative to revenue resulting from unrecognized award fees in ISS and MTSS and a shift from fixed price to cost reimbursable type contracts as compared to the same period in the prior fiscal year.
Cash flow used in operating activities was $71.1 million in the first quarter of fiscal year 2009 compared to cash flow provided by operating activities of $3.6 million in the first quarter of fiscal year 2008 primarily due to changes in working capital to support revenue growth.
Accounts receivable as of July 4, 2008 was $652.3 million, up from $513.3 million as of March 28, 2008. Approximately 49% of this amount was the result of revenue growth with the remaining increase resulting from an increase in Days Sales Outstanding (DSO). DSO increased to 82 days as of July 4, 2008 from 73 days as of March 28, 2008. The increase in DSO was primarily due to the timing of collections from the Department of State.
Total debt was $591.6 million at July 4, 2008, a reduction of $1.5 million from March 28, 2008.
Backlog as of July 4, 2008 was $6.6 billion as compared to $6.0 billion as of March 28, 2008, primarily due to the award of the War Reserve Materiel re-compete during the quarter. Included in total backlog is $3.4 billion from the GLS joint venture. The Company’s estimated remaining contract value as of July 4, 2008 was $8.1 billion.
Fiscal 2009 Guidance
The Company revises the previously-provided EPS guidance for its fiscal year ending April 3, 2009, and leaves revenue and adjusted EBITDA guidance unchanged. EPS has been adjusted to $1.15 — $1.25 from $1.25 — $1.35. Of this $0.10 change approximately $0.05 is due to the non-cash write off of deferred financing costs and the balance due to the higher interest expense of the recently completed new credit facility and the issuance of additional notes under the existing senior secured credit facility, which was established to support our new contracts and strategic growth initiatives.

FY 2009
Revenue	$2,825 to $2,925 billion
Adjusted EBITDA	$205 to $215 million
Diluted earnings per share	$1.15 to $1.25
Conference Call
The Company will host a conference call at 8:30 a.m. EDT on Thursday, August 7, 2008 to discuss fiscal 2009 first quarter results. To participate in the conference call, dial (866) 871-0758 and enter conference ID number: 55191360. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from August 7, 2008 through August 20, 2008. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the following ID number: 55191360.
About DynCorp International
DynCorp International is a provider of specialized mission-critical technical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, logistics support and linguist services headquartered in Falls Church, Va.. For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.

Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the Fiscal Quarter Ended(1)
	July 4, 2008	June 29, 2007
	(unaudited)	(unaudited)

Revenue	$716,794	$548,673

Cost of services	(638,389)	(480,089)
Selling, general and administrative expenses	(27,851)	(26,536)
Depreciation and amortization expense	(10,560)	(10,390)

Operating income	39,994	31,658

Interest expense	(14,215)	(14,489)
Earnings from affiliates	1,117	891
Interest Income	344	1,250
Other income, net	705	—

Income before income taxes	27,945	19,310
Provision for income tax	(9,316)	(7,052)

Income before minority interest	18,629	12,258
Minority interest	(649)	—

Net income	$17,980	$12,258

Earnings per share:
Basic	$0.32	$0.22
Diluted	$0.32	$0.22

Average shares outstanding
Basic	57,000	57,000
Diluted	57,053	57,000

Adjusted EBITDA (2)	$56,378	$44,368
Adjusted EBITDA margin	7.9%	8.1%

Operating cash flow	$(71,131)	$3,563

	For the Fiscal Quarter Ended(1)
	July 4, 2008	June 29, 2007
(% of Revenue)	(unaudited)	(unaudited)

Revenue	100.00%	100.00%

Cost of services	(89.1%)	(87.5%)
Selling, general and administrative expenses	(3.9%)	(4.8%)
Depreciation and amortization expense	(1.5%)	(1.9%)

Operating income	5.6%	5.8%

Other (expense) income:
Interest expense	(2.0%)	(2.6%)
Earnings from affiliates	0.2%	0.2%
Interest income	0.0%	0.2%
Other, net	0.1%	0.0%

Income before income taxes	3.9%	3.5%
Provision for income tax (as a percentage of income before income tax)	(33.3%)	(36.5%)
Income before minority interest	2.6%	2.2%
Minority interest	(0.1%)	0.0%

Net income	2.5%	2.2%

(1) The fiscal quarter ended July 4, 2008 was a 14-week period from March 29, 2008 to July 4, 2008. The fiscal quarter ended June 29, 2007 was a 13-week period from March 31, 2007 to June 29, 2007.
(2) See EBITDA/Adjusted EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(In thousands)

	For the Fiscal Quarter Ended
	July 4, 2008	June 29, 2007
	(unaudited)	(unaudited)

Net income	$17,980	$12,258
Income tax provision	9,316	7,052
Interest expense	14,215	14,489
Depreciation and amortization	10,811	10,569

EBITDA(1)	$52,322	$44,368

Severance Related Costs(2)	4,056	—

Adjusted EBITDA	$56,378	$44,368

(1) EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income adjusted for interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.
(2) Represents severance associated with our former CEO.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 4, 2008	March 28, 2008
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash, cash equivalents, including restricted cash of 6,072 and 11,308	$39,572	$96,687
Accounts receivable, net of allowances of $1,178 and $268	652,265	513,312
Other current assets	155,669	126,368

Total current assets	847,506	736,367

Non-current assets	654,953	666,342

Total assets	$1,502,459	$1,402,709

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$452,506	$374,554

Long-term debt, less current portion	591,614	590,066
Other long-term liabilities	12,993	13,804

Shareholders’ equity	445,346	424,285

Total liabilities and shareholders’ equity	$1,502,459	$1,402,709

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Fiscal Quarter Ended
	July 4, 2008	June 29, 2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$17,980	$12,258
Adjustments to reconcile net income to net cash (used in) provided by operating activities from continuing operations:	8,496	11,693
Changes in assets and liabilities:
Restricted cash	5,236	(3,591)
Accounts receivable	(138,958)	(32,185)
Prepaid expenses and other assets	(25,560)	(3,584)
Accounts payable and accrued liabilities	56,382	24,257
Income taxes payable	5,293	(5,285)

Net cash (used in) provided by operating activities	(71,131)	3,563

Cash flows from investing activities:	(1,451)	(1,173)

Cash flows from financing activities:
Payments on long-term debt	(1,548)	(35,510)
Borrowings (payments) under other financing arrangements	22,319	(543)
Other financing activities	(68)	—

Net cash provided by (used in) financing activities	20,703	(36,053)

Net decrease in cash and cash equivalents	(51,879)	(33,663)
Cash and cash equivalents, beginning of period	85,379	102,455

Cash and cash equivalents, end of period	$33,500	$68,792

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	July 4, 2008	March 28, 2008
	(unaudited)	(unaudited)

Backlog(1):
Funded backlog	$936	$1,164
Unfunded backlog	5,619	4,797

Total backlog (2)	$6,555	$5,961

Estimated remaining contract value(3)	$8,070	$7,485
(1) Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.
(2) As of July 4, 2008 and March 28, 2008, the backlog related to GLS was $3.4 billion and $3.5 billion, respectively, and is included in the table above.
(3) Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.